EXHIBIT 10.26
AMENDMENT NO. 1
TO THE
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
2006 STOCK INCENTIVE PLAN
     WHEREAS, Town Sports International Holdings, Inc. (the “Corporation”) maintains the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan (the “Plan”);
     WHEREAS, pursuant to Section 13.1 of the Plan, the Compensation Committee of the Board of Directors of the Corporation (the “Compensation Committee”) may at any time, and from time to time, amend, in whole or in part, any of or all the provisions of the Plan; and
     WHEREAS, the Compensation Committee desires to amend the Plan, effective as of August 4, 2006;
     NOW, THEREFORE, pursuant to Section 13.1 of the Plan, the Plan hereby is amended, effective as of August 4, 2006, as follows:
1.	Section 2.13 of the Plan is amended in its entirety to read as follows:
           “ ‘Detrimental Activity’ means:
(a)	disclosing, divulging, furnishing or making available to anyone at any time, except as necessary in the furtherance of Participant’s responsibilities to the Company or any of its Affiliates, either during or subsequent to Participant’s service relationship with the Company or any of its Affiliates, any knowledge or information with respect to confidential or proprietary information, methods, processes, plans or materials of the Company or any of its Affiliates, or with respect to any other confidential or proprietary aspects of the business of the Company or any of its Affiliate, acquired by the Participant at any time prior to the Participant’s Termination;

(b)	any activity while employed or performing services that results, or if known could reasonably be expected to result, in the Participant’s Termination that is classified by the Company as a termination for Cause;

(c)	(i) directly or indirectly soliciting, enticing or inducing any employee of the Company or of any of its Affiliates to be employed by a person or entity that is, directly or indirectly, in competition with the business or activities of the Company or any of its Affiliates; (ii) directly or indirectly approaching any such employee for these purposes; (iii) authorizing or knowingly approving the taking of any such action by a third party on behalf of any such person or entity, or assisting any such person or entity in taking such action; or (iv) directly or indirectly soliciting, raiding, enticing or inducing any person or entity (other than the U.S. Government or its agencies) that is, or at any time from and after the date of grant of the Award was, a customer of the Company or any of its Affiliates to become a customer of the Participant or a third party for the same or similar products or services that it purchased from the Company or any of its Affiliates, or approaching any customer of the Company or any of its Affiliates for such purpose, or authorizing or knowingly approving the taking of any action by a third party for such purpose;
(d)	the Participant’s Disparagement, or inducement of others to do so, of the Company or any of its Affiliates or their past and present officers, directors, employees or products;

(e)	the Participant’s owning, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in, any business that, directly or indirectly, is competitive with the business conducted by the Company or any of its Affiliates within any metropolitan area in which the Company or any of its Affiliates engages or has definitive plans to engage in such business, or the rendering of services to such business if such business is otherwise prejudicial to or in conflict with the interests of the Company or any of its Affiliates; or

(f)	a material breach of any agreement between the Participant and the Company or any of its Affiliates (including, without limitation, any employment agreement or noncompetition or nonsolicitation or confidentiality agreement).
Unless otherwise determined by the Committee at grant, Detrimental Activity shall not be deemed to occur after the end of the one-year period following the Participant’s Termination.
For purposes of clauses (a), (c), (e) and (f) above, the Chief Executive Officer of the Company has the authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization. If it is determined by a court of competent jurisdiction that any provision in the Plan in respect of Detrimental Activities is excessive in duration or scope or otherwise is unenforceable, then such provision may be modified or supplemented by the court to render it enforceable to the maximum extent permitted by law.”
2.	Section 4.2(b) of the Plan is amended in its entirety to read as follows:
“Subject to the provisions of Section 4.2(d), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Section 4.2 Event”), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award or under other Awards granted under the Plan, (iii) the purchase price thereof, and/or (iv) the individual Participant limitations set forth in Section 4.1(b) (other than those based on cash limitations) shall be appropriately adjusted. In addition, subject to Section 4.2(d), if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.”
     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed as of the 4th day of August, 2006.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
By:	/s/ Richard Pyle
	Name:	Richard Pyle
	Title:	Chief Financial Officer

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